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                                                                    EXHIBIT 99.2

[GENCORP-LOGO]
                                                              Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820
NEWS RELEASE

                                                                      Terry Hall
                                                                     Sr. VP, CFO
                                                                   (202)828-6800


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                 GENCORP REPORTS ADDITIONAL DETAILS ON FINANCIAL

                         BENEFITS OF DRAFTEX AQUISITION

         SACRAMENTO, CA, OCTOBER 23, 2000 - Following its announcement late yesterday of an agreement to purchase The Laird Group's International Car Body Seals Division, Draftex, GenCorp today reported additional details on the financial benefits of acquiring this global automotive sealing supplier.

         Draftex will bring GenCorp about $415 million in global automotive sealing sales. The Company expects Draftex operating margins to be similar to current margins of about 6.5% at its Vehicle Sealing segment. GenCorp also expects the acquisition, including related cost synergies, to be accretive by at least $0.09 per share in 2001.

         The Company also stated that the agreement to acquire Draftex is on a debt free basis. At closing, $188 million (Euro 244 million) is payable, with the final price subject to certain post-closing adjustments. The final price will represent a multiple of approximately four times (4x) expected 2001 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). The purchase will be financed with new debt.

         The acquired business will report to Joseph Gray, GenCorp Vice President and President of GenCorp Vehicle Sealing. "We are very excited to add Draftex, with its complementary customer and platform bases, global capabilities and relationships, and outstanding people and technologies, to GenCorp Vehicle Sealing," Gray said. "Among the numerous benefits Draftex offers, the acquisition will also enable us to realize important cost synergies, including the ability to rationalize production capability on both continents," he said. GenCorp Vehicle Sealing also expects to take advantage of cost savings through management consolidation prior to year-end.

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         GenCorp was advised on the transaction by Deutsche Bank and Simmons &
Simmons.

         GenCorp is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical fine chemicals and automotive industries. For more information, visit the Company's web site at http://www.GenCorp.com.